Exhibit 99.1


For Immediate Release
---------------------
Thursday, March 1, 2007


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2006 Fourth Quarter and Annual Operating Results (unaudited)

PITTSBURGH, PA -- Thursday, March 1, 2007 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $864,000 or $0.09 per share for the fourth quarter ended December 31, 2006 and unaudited net income of $4,620,000 or $0.48 per share for the year ended December 31, 2006 on average basic and diluted shares outstanding of 9,601,779 for both periods. Earnings were negatively affected by non-recurring charges of $139,000 and $270,000 or approximately $0.02 and $0.03 per share for the three and twelve months ended December 31, 2006, respectively. These results compare to unaudited net income of $1,401,000 or $0.15 per share for the quarter ended December 31, 2005 and $5,827,000 or $0.61 per share for the year ended December 31, 2005 on average basic and diluted shares outstanding of 9,601,779 for both periods. Net sales during the fourth quarter 2006 were $22.9 million compared to $21.7 million during the fourth quarter 2005. Net sales for the year ended December 31, 2006 were $99.2 million compared to $90.8 million for the year ended December 31, 2005.

During the fourth quarter 2006, the Company had non-recurring charges of $139,000, net of income taxes, for costs associated with the restructuring of its United Kingdom and Vancouver, British Columbia operations. This non-recurring charge includes employee termination costs, which in the United Kingdom resulted from closing two of the Company's four operating locations. For the year ended December 31, 2006, the Company had non-recurring charges of $204,000, net of income taxes, for costs associated with the above-mentioned restructurings and also recorded an impairment charge of $66,000, net of income taxes, for the write-down of non-operating assets at its Troy, New York property during 2006.

Richard J. Jarosinski, President and Chief Executive Officer, said, "Much of our attention during 2006 was devoted to integrating our prior acquisitions and making strategic moves to eliminate identified inefficiencies in our business units. On a more positive note, our core business segments remain strong, as evidenced by a 9% growth in revenues and a $20 million dollar backlog at year end, nearly double the December 31, 2005 backlog. We will continue to focus on better cost control and profitability. The outlook for our industry and the capital spending plans of our railway customers remain very positive. During 2006, we initiated actions aimed at improving profitability in areas where we were not meeting our profit objectives. We have met our implementation goals and the following is a brief summary of key points at our operating locations."

"Our largest division, Railway Maintenance Products (RMP), had a good year with both the core Track Components and the innovative Friction Management products by substantially equaling the record operating profit performance of 2005. Our Shipping Systems Division (SSD) had an unexpected decrease in demand for much of the securement products that had been driven in recent years by the military buildup, forest products, and other non-container shipping requirements. We addressed this issue by broadening SSD's product offering with the acquisition of the railroad product line of Vulcan Chain in October 2006, and we have completed a 20,000 square foot addition to RMP's Huntington, WV facility to absorb this production. This move helps two of our business units by adding volume to the overall Huntington, WV operation of the RMP Division while providing SSD with better supply management. This product line acquisition has the potential to double the sales of our Shipping Systems Division."

"We had a disappointing year at Kelsan relative to achieving operating goals. As a result, we have restructured the Kelsan business by reducing the level of staffing and reducing planned selling, general and administrative spending for 2007. There has been implementation in January 2007 of top of rail friction management at several United States Class I railroads."

"Salient Systems had a record year from the revenues generated by the core products such as the Wheel Impact Load Detector systems. We decided to introduce a fourth generation design of the Rail Stress Monitor further delaying its commercialization. We are confident in the current technology and we are in the process of delivering units to four significant customers. We are pleased with the profitability of the core business and we are working diligently on the commercialization of the Rail Stress Monitor."

Mr. Jarosinski continued, "Our operating unit in Montreal, Quebec had a good year but did not reach the record sales and operating profit levels of 2005 due primarily to lower sales of rail anchors in 2006. We are underway with plans to enhance our position on this product line and improve the efficiency of our forging plant in St. Jean, Quebec, Canada. The renovated rail anchor production line has been operating to our satisfaction and we look forward to higher levels of production and improved efficiency."

"The acquisition of Coronet Rail, Ltd. in April 2006 gave us the opportunity to consolidate our rail operations at an expanded site in Sheffield, England. All of our European Friction Management and Track Component operations are now based in Sheffield. This move allowed us to close an underutilized facility in Wrexham, Wales, and consolidate our CI Logistics material handling operations in Leicester, England. The material handling business had its best year for sales and operating income in 2006, and we believe that the consolidation will further improve our business through better control and lower overall operating costs. These moves should result in operating improvements at both of our operating locations in the United Kingdom."

"We have reached an agreement in principle on the sale of our Wrexham, Wales property in the United Kingdom. We are optimistic that the deal will close during the first quarter 2007. Also, we are continuing discussions with the City of Troy, New York as we have also reached an agreement in principle to sell this property and are optimistic that this will be finalized in 2007. We have taken necessary write downs on the Troy property in 2006 to reflect its current market value."

Mr. Jarosinski concluded, "In summary, we have taken a number of significant and positive steps throughout 2006 to position our Company for growth in revenue and earnings. The backlog is strong and the outlook for the industry remains very positive."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh, Pennsylvania. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended September 30, 2006 under the heading "Cautionary Statement Relevant to Forward-looking Statements." Unaudited information at and for the year ended December 31, 2006 is subject to adjustment as a result of the year-end audit. The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)

                                                          Three Months Ended            Twelve Months Ended
                                                             December 31,                  December 31,
                                                    --------------------------------------------------------------
                                                         2006           2005            2006           2005
                                                    --------------------------------------------------------------
                                                             (Unaudited)            (Unaudited)      (Audited)

    Net sales                                         $   22,856     $   21,695     $   99,225      $   90,793
    Cost of sales                                         15,445         14,289         68,848          61,235
                                                    --------------------------------------------------------------
    Gross profit                                           7,411          7,406         30,377          29,558

    Selling, general and administrative                    5,891          5,035         22,117          19,641
    Amortization expense                                     290            181            926             698
                                                    --------------------------------------------------------------
    Operating income                                       1,230          2,190          7,334           9,219

    Interest expense                                         313            190          1,105             856
    Other (income) expense, net                              (33)           108            140             248
                                                    --------------------------------------------------------------
    Income before income taxes                               950          1,892          6,089           8,115
    Provision for income taxes                                86            491          1,469           2,288
                                                    --------------------------------------------------------------
    Net income                                        $      864     $    1,401     $    4,620      $    5,827
                                                    ==============================================================



    Earnings per share
        Basic and diluted                                 $ 0.09         $ 0.15         $ 0.48          $ 0.61

    Average basic and diluted shares outstanding       9,601,779      9,601,779      9,601,779       9,601,779


         Consolidated Condensed Balance Sheets
         (In thousands)

                                                                   December 31,               December 31,
                                                                       2006                       2005
                                                                --------------------       -------------------
                                                                    (Unaudited)                (Audited)

    Assets
    Current assets                                                    $45,793                   $41,358
    Property, plant and equipment, net                                 10,403                    12,173
    Goodwill and other intangibles, net                                44,920                    35,020
    Other assets                                                          566                       318
                                                                --------------------       -------------------
        Total assets                                                 $101,682                   $88,869
                                                                ====================       ===================

    Liabilities and Shareholders' Equity
    Current liabilities                                               $21,022                   $15,943
    Other liabilities and long-term debt obligations                   27,564                    22,478
    Shareholders' equity                                               53,096                    50,448
                                                                --------------------       -------------------
        Total liabilities and shareholders' equity                   $101,682                   $88,869
                                                                ====================       ===================